Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	MAY 16, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group Notes the Sale

of a Second D-Wave Quantum Computer

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative companies, notes today's announcement by D-Wave Systems that its new 512-qubit quantum computer, the D-Wave Two, will be installed at the new Quantum Artificial Intelligence Lab, a collaboration among NASA, Google and the Universities Space Research Association (USRA). The purpose of this effort is to use quantum computing to advance machine learning in order to solve some of the most challenging computer science problems. A copy of D-Wave's press release can be viewed at http://www.dwavesys.com/en/pressreleases.html#dwaveus_Google_NASA. Additional coverage of this announcement can be viewed on Forbes.com at http://www.forbes.com/sites/alexknapp/2013/05/16/nasa-and-google-partner-to-purchase-a-d-wave-quantum-computer/.

"I would echo D-Wave President, Bo Ewald's, statement that for D-Wave to have Lockheed Martin as its first customer and Google and NASA as its second customer, is 'just a great way to start' the commercialization of quantum computing," said Alexei Andreev, Executive Vice President and Managing Director of Harris & Harris Group.  Chief Executive Officer, Doug Jamison, added, "D-Wave is just another example of how Harris & Harris Group provides shareholders with a chance to invest in the next generation of transformative companies while these companies are inaccessible to most investors.  I think this illustrates Harris & Harris Group as a publicly traded venture capital firm involved in some of the most innovative technologies that will define the next decade."

Harris & Harris Group is an investor in privately held D-Wave Systems, Inc.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, www.forbes.com and www.dwavesys.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.